Exhibit 10.10

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made as of April 6, 2011 (the “Effective Date”) by and between Akebia Therapeutics, Inc., a Delaware corporation (the “Company”), and Dr. Robert Shalwitz, an individual resident in the State of Ohio (“Executive”).

1. Employment; Duties; Full Time Employment.

(a) General. The Company hereby agrees to continue to employ Executive, and Executive hereby accepts continued employment, as Chief Medical Officer and Vice President of the Company. The Company and Executive acknowledge and agree that Executive’s employment commenced on May 2, 2007 (the “Commencement Date”). In such capacity, Executive shall perform such executive duties and exercise such powers for the Company and its subsidiaries as the Board of Directors of the Company (the “Board”) may lawfully assign to or vest in Executive from time to time. Executive covenants and agrees that, at all times during the Term (as defined below), Executive shall devote Executive’s full business time and efforts to Executive’s duties as an employee of the Company and that Executive will not, directly or indirectly, engage or participate in any other business or professional activities during the Term, other than non-conflicting personal investments managed on Executive’s personal time and activities for non-profit institutions, provided that such activities do not interfere or conflict with Executive’s obligations hereunder.

(b) Location. Executive acknowledges and agrees that the Company is currently located in Cincinnati, however the Company will shortly be evaluating whether the Company should relocate to (or co-locate in) Boston or San Francisco. Subject to the balance of this subsection, Executive is expected to spend a minimum of two (2) working days a week (exclusive of travel time) in Cincinnati or, Boston or San Francisco (if the Company does relocate or co-locate to Boston or San Francisco or other relevant city), as appropriate, to perform his services for the Company. However, for any week that Executive is already traveling for Company business to a destination other than where the Company is then located, the requirement in the previous sentence shall not apply. If the Company adopts a plan for relocation or co-location as provided in this Section 1(b), and Executive is selected as a candidate for such relocation or co-location, then (i) Executive shall relocate or co-locate in accordance with the plan, and (ii) subject to Section 4 (Business Expenses) and to the foregoing plan, the Company shall pay the out-of-pocket costs of renting an apartment in support of the plan (the selection of which apartment shall be subject to the Company’s prior written consent) and shall reimburse reasonable out-of-pocket travel costs directly related to the relocation and/or co-location. The weekly schedule in effect from time-to-time can be adjusted with the verbal agreement of the CEO based on business needs and the need for business related travel to various destinations. Notwithstanding the foregoing, Executive’s obligation under this Section 1(b) to relocate (or co-locate) shall expire on the first anniversary of the date hereof unless by then the Company has adopted a relocation or co-location plan.

2. Term. The Company agrees to continue to employ Executive, and Executive agrees to continue to serve the Company, on an “at will” basis, which means that, subject to the payment obligations imposed on the Company pursuant to this Agreement, either the Company or Executive may terminate Executive’s employment with the Company at any time, with or without Cause, as provided in Section 5 below. The period commencing with the Commencement Date and ending on the effective date of any termination of employment in accordance with the provisions hereof shall constitute the term of this Agreement (the “Term”).

3. Compensation and Benefits. From and after the Effective Date, the Company shall provide Executive with the following compensation and benefits:

(a) Base Salary. The Company shall pay Executive a base salary (“Base Salary”) at the rate of $269,280 per annum (less applicable deductions and withholdings), payable in periodic payments in accordance with the Company’s normal payroll practices. During the Term, Executive’s compensation shall be reviewed by the Board from time to time and at least once every 12 months. Any increase or decrease in Base Salary (together with the then existing Base Salary) shall serve as the “Base Salary” under this Agreement.

(b) Discretionary Bonuses. The Executive shall be eligible to participate in all bonus or similar incentive plans adopted by the Board including, without limitation, an incentive compensation plan with a yearly performance based cash bonus of up to a maximum of 20% of the Executive’s Base Salary (the “Target Bonus”). Under the current incentive compensation plan, the Board reviews the Company’s and the Executive’s performance for the 12 months ending June 30th and pays any bonus to be awarded during the month of July. Executive will not accrue or earn any bonus (including a prorated bonus) for any bonus evaluation period if Executive’s employment terminates for any reason before the end of such period. See also Section 5 for rules relating to payment of bonus following termination.

(c) Stock Ownership. The provisions of this Agreement shall not alter or modify the terms (including, without limitation, any vesting provisions) of any stock options or restricted stock granted to the Executive by the Company or which the Executive has purchased from the Company in connection with the Company’s fundraising activities, which shall be governed in all respects by the equity compensation or other related plan pursuant to which such options/restricted stock are granted and the respective stock option/restricted stock agreement(s) evidencing the same or, as applicable, the investment/stock purchase documents under which such stock was acquired (the “Governing Documents”). Except for the above, any rights afforded the Executive as part of a purchase of Preferred Stock, and except as otherwise may be determined by the Board from time to time after the date of this Agreement in its discretion, Executive shall not have any right to be issued shares of the Company’s capital stock or options, warrants or other rights to acquire any capital stock of the Company.

(d) Other Compensation and Benefits. In addition to the compensation specified above in this Section 3, Executive shall be entitled to the following benefits during the Term, all on the terms offered or maintained by the Company to, for or on behalf of its senior executives: vacation (on the terms in 3(e) below), holidays and sick leave, and subject to eligibility therefor, the right to participate in any profit sharing plan, retirement plan, 401(k) plan, group medical plan, group dental plan, and/or other health or insurance plan maintained by the Company for its senior executives generally and, if applicable, their family members. Executive will also be eligible for the paid holidays as are generally made available to employees of the Company. The Company agrees to pay 100% of the premium associated with the Executive’s and 50% of the premium associated with the Executive’s spouse’s/eligible dependents’ participation in the Company-sponsored group medical and dental insurance plan.

(e) Vacation. The Executive shall be entitled to four weeks paid vacation per calendar year to be taken at such times as may be approved by the Board (which is more than the normal amount defined in the Akebia Employee Handbook). An aggregate of up to 1 week of unused vacation time may be carried over at the end of a calendar year. Upon termination of the Executive’s employment, the Company will pay the Executive for unused vacation at the Executive’s Base Salary rate (subject to normal deductions and withholding amounts) on the next regularly scheduled pay date immediately following the termination date.

4. Business Expenses. The Company shall reimburse Executive for all reasonable and necessary business and travel expenses incurred by Executive in the performance of Executive’s duties under this Agreement. Such expenses shall be reimbursed in accordance with the Company’s guidelines, limits and procedures relating thereto and upon presentation of proper expense vouchers or receipts therefor.

5. Termination. This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as set forth in this Section 5. See also Section 2.

Upon termination of Executive’s employment with the Company, all salary and bonuses that have accrued through the date of termination plus an amount equal to Executive’s unused vacation through the termination date shall be paid (subject to normal deductions and withholding amounts) on the next regularly scheduled payroll date of the Company following the date of termination. See Section 3(b) regarding when bonuses are considered to have been accrued.

Subject to Executive’s (i) complying with the provisions of Section 6 below, and (ii) delivering to the Company prior to the 53rd day after the date of termination an effective, general release of claims in favor of the Company or its successor, its subsidiaries and their respective directors, officers and stockholders in a form acceptable to the Company or its successor, the Executive may also be entitled to receive additional compensation as set forth below.

(a) Termination on Death or Disability. The Term will terminate automatically and immediately upon Executive’s death or, upon 30 days prior written notice from the Company, in the event of Executive’s Disability. For purposes of this Section 5, Executive shall be deemed to be under a “Disability” when a qualified medical doctor mutually acceptable to the Company and the Executive or the Executive’s personal representative shall have certified in writing that: (A) the Executive is unable, because of a medically determinable physical or mental disability, to substantially perform all of the Executive’s duties, with or without a reasonable accommodation, for more than an aggregate of one hundred and eighty (180) calendar days in any 365 day period; or (B) by reason of mental or physical disability, it is unlikely that the Executive will be able, within an aggregate one hundred and eighty (180) calendar days within any 365 day period, to substantially resume all business duties and responsibilities in which the Executive was previously engaged and otherwise discharge the Executive’s duties under this Agreement.

(b) Severance Benefits on Termination. The Executive’s employment may be terminated at any time for any reason; provided, however, that if the Executive’s employment is terminated (1) by the Company for any reason other than those listed in Sections 5(a) or 5(c) below; (2) by the Executive for “Good Reason” (as defined in Section 5(d) below); or (3) as a result of the events particularly described in Section 5(e) below, then the Executive, if he complies with the requirements of subsection (ii) of the third paragraph of Section 5 above (in the sentence commencing with the words “Subject to Executive’s”), and the Executive has not revoked the release provided thereby, shall be entitled to receive the following severance benefits from the Company (or an acquiror/NewCo, if applicable) (collectively, the “Severance Benefits”) (subject to applicable deductions and mandatory withholding, including federal, state and local income taxes, as well as FICA and other applicable withholding):

(i) Executive shall be entitled to severance in the form of continuation of Executive’s Base Salary in effect on the effective date of termination for a period of six months, to be paid periodically in accordance with the Company’s normal payroll practices and subject to standard payroll deductions and withholdings, commencing on the next regularly scheduled payroll date of the Company on or after the 61st day after the date of termination.

(ii) If Executive timely elects continued coverage under COBRA, then (A) the Company shall make such COBRA coverage (or equivalent medical benefits after the termination of COBRA) available for at least 24 months following termination and (B) the Company shall pay the COBRA premiums necessary to continue Executive’s medical insurance coverage in effect on the termination date with respect to a period of six months following Executive’s termination (provided that such COBRA continuation and reimbursement shall terminate upon commencement of new employment by an employer that offers health care coverage to its employees), with payment of the reimbursement to be made on the 61st day after the date of termination with respect to any such month that ends on or before such day and on the last day of each such month that ends after such day.

(iii) If Executive timely elects continued coverage, without regard to whether the Executive has delivered the release provided for in subsection (ii) of the second paragraph of Section 5 above, the Company will continue for a period of six months his Company-sponsored group insurance benefits (other than health insurance) that Executive participated in immediately prior to the termination date, if any, including without limitation life insurance (if then-applicable), accidental death & dismemberment insurance, long-term disability insurance, short-term disability insurance, supplemental disability insurance, and long-term care insurance (the “Benefits Payment”).

(c) Termination by the Company for Cause. Notwithstanding any provision of this Agreement, in no event shall the Executive be entitled to receive any Severance Benefits hereunder in the event the Company elects to terminate the employment of the Executive for “cause,” as hereinafter defined. For purposes of this Agreement, “cause” shall mean (i) Executive’s failure to substantially perform Executive’s duties under this Agreement for reasons other than death or Disability, which failure, if curable, is not cured to the reasonable satisfaction of the Board during the fifteen (15) day period following written notice of such failure from the Company; (ii) Executive’s material failure or refusal to comply with reasonable written policies, standards and regulations established by the Company from time to time which failure, if curable, is not cured to the reasonable satisfaction of the Board during the fifteen (15) day period following written notice of such failure from the Company; (iii) the commission by Executive of (x) an act of dishonesty or constituting common law fraud, embezzlement or a felony or (y) any tortious act, unlawful act or malfeasance that causes or reasonably would cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation; or (iv) any material breach by Executive of the provisions of this Agreement, which breach, if curable, is not cured to the reasonable satisfaction of the Board during the fifteen (15) day period following written notice of such breach from the Company. The Board (excluding Executive if Executive is at such time a member of the Board) shall make all determinations relating to termination, including without limitation any determination regarding cause, pursuant to this Section 5(c).

(d) Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following without the consent of the Executive: (i) a material diminution in the Executive’s position, duties or responsibilities from those held by or assigned to the Executive as of the Effective Date, (ii) a reduction of the Executive’s Base Salary, or (iii) a material reduction of the Executive’s benefits or bonus/incentive compensation opportunities provided to the Executive as then in effect, so long as he is the only executive to suffer such a reduction.

(e) Change of Control Termination. The Executive and the Company agree that the Executive shall be paid the Severance Benefits specified in Section 5(b)(i), (ii) and (iii) above if the Executive’s employment terminates in connection with or within 6 months following a change of control (as described below) because either (i) the acquiror/NewCo does not offer the Executive employment on at least materially comparable compensation terms and benefits (including severance obligations) to those that are provided to the Executive pursuant to this Agreement; or (ii) such terms are initially offered and accepted, but within 6 months following the change of control the Executive’s employment with the acquiror/NewCo is terminated as a result of any of the events described in Section 5(b). For purposes of this Agreement a change of control shall be deemed to have occurred upon a transfer (or license on an exclusive basis) of all or substantially all of the assets of the Company or the transfer of ownership of more than a majority of the securities of the Company, whether in a single transaction or series of separate transactions, other than in connection with fundraising activities of the Company, including without limitation a transaction in which a portion of the assets of the Company are transferred to an acquiror and the Company does not continue as a going concern during the 6 months thereafter, or its remaining assets are moved following such transfer to an acquiror to a NewCo (regardless of whether the NewCo stockholders are existing Company stockholders) and such Newco does not continue as a going concern during the 6 months after such transfer to such acquiror. If a party obtains an option to close a transaction, the transaction will not be considered as having occurred until such option is exercised and the transaction thereafter closed.

(f) Termination by Executive other than for Good Reason. If the Executive terminates his employment at any time for any reason other than for Good Reason, the Executive shall not be entitled to any of the Severance Benefits and shall provide the Company with 14 days notice of such termination.

6. Company Matters; Restrictive Covenants.

(a) Confidential Information. Executive will have access to and will participate in the development of and will be acquainted with confidential or proprietary information and trade secrets related to the business of the Company and its affiliates, including but not limited to (i) customer lists; related records and compilations of information; the identity, lists or descriptions of any customers, referral sources or organizations; financial statements; cost reports or other financial information; contract proposals or bidding information; business plans; training and operations methods and manuals; personnel records; software programs; reports and correspondence; and management systems, policies or procedures, including related forms and manuals, (ii) information pertaining to future developments such as future marketing or acquisition plans or ideas and potential new business locations; and (iii) all other tangible and intangible property and intellectual property which is used in the business and operations of the Company and its affiliates but not made public. The foregoing is collectively referred to as the “Confidential Information.” The term Confidential Information shall not include any information (x) that is or becomes generally publicly available (other than as a result of violation of this Agreement by Executive), or (y) that Executive receives on a non-confidential basis from a source (other than the Company, its affiliates or their representatives) that is not known by Executive to be bound by an obligation of secrecy or confidentiality to any of the Company or its affiliates. Executive shall not disclose, use or make known any Confidential Information for Executive’s or another’s benefit or use such Confidential Information in any way other than for the benefit of and use on behalf of the Company and its affiliates. Upon the termination of Executive’s employment with the Company for any reason, Executive shall immediately return to the Company all Confidential Information in whatever form maintained (including, without limitation, computer discs and other electronic media).

(b) Non-Competition. During Executive’s employment with the Company and for the one-year period immediately following the termination of Executive’s employment with the Company, Executive will not directly or indirectly (whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant or in any capacity whatsoever) engage in, become financially interested in, be employed by or have any business connection with any person, corporation, firm, partnership or any other entity whatsoever which competes with the Company in any area where the Company operates, or has operated at any time during Executive’s employment with the Company, or any area the Company has planned to expand into at any time during Executive’s employment with the Company.

(c) Nonsolicitation of Customers. During Executive’s employment with the Company and for the one-year period immediately following the termination of Executive’s employment with the Company, Executive shall not solicit, directly or indirectly, any customers of the Company or of its affiliates who or which were customers of the Company at any time during Executive’s employment with the Company, nor shall Executive solicit any potential customers of the Company or of its affiliates with whom Executive had contact on behalf of the Company or its affiliates during Executive’s employment with the Company.

(d) Nonsolicitation of Employees. During Executive’s employment with the Company and for the one-year period immediately following the termination of Executive’s employment with the Company, Executive shall not solicit or hire, directly or indirectly, on Executive’s behalf or on behalf of any other person or entity, any person employed by the Company or its affiliates during the prior six month period except with the specific written consent of the Company.

(e) Certain Representations. Executive represents that Executive’s experience, capabilities and circumstances are such that the provisions of this Agreement will not prevent Executive from earning a livelihood. Executive further agrees that the limitations set forth in this Agreement (including, without limitation, the time and territorial limitations) are reasonable and properly required for the adequate protection of the current and future businesses of the Company and its affiliates. Executive further acknowledges that a remedy at law for any breach or threatened breach of the provisions of this Agreement would be inadequate and will cause immediate and irreparable harm to the Company or its affiliates in a manner that cannot be measured nor adequately compensated in damages. Executive further acknowledges that in the event of any such breach and in addition to any and all other remedies that it may have at law or in equity, the Company or its affiliates shall be entitled to temporary, preliminary and permanent injunctive relief to restrain such breach by Executive and to recover all costs and expenses, including reasonable attorneys’ fees, of any proceedings brought to obtain such injunctive relief. Nothing contained herein shall restrict or limit in any manner the Company’s right to seek and obtain any form of relief, legal or equitable, against Executive in an action brought to enforce its rights hereunder.

(f) Intellectual Property. All ideas, concepts, inventions, improvements, programs, information technology, derivative works, processes, configurations, data, procedures, designs, techniques and other works of authorship and development made, conceived or reduced to practice by Executive, either solely or in collaboration with others, during Executive’s employment with the Company, including but not limited to all copyright, trademark, patent, trade secret and intellectual property rights associated therewith, shall become and remain the exclusive property of the Company. Executive hereby assigns to the Company any and all of Executive’s right, title and interest in and to any of the foregoing, and Executive waives any claim that Executive may have thereto. Executive will promptly disclose in writing to the Company all such ideas, concepts, inventions, improvements, programs, information technology, derivative works, processes, configurations, data, procedures, designs, techniques and other works of authorship and development, and will cooperate fully with the Company in confirming and protecting the Company’s ownership rights therein. The work product resulting from the Executive’s employment with the Company is work made for hire. For clarity, however, nothing in this Agreement is intended to assign ownership to the Company of any of the foregoing that is developed by the Executive entirely on the Executive’s own time without using the Company’s equipment, supplies, facility or trade secret information and that does not relate to the Company’s business or research or development, as conducted or as it might be conducted or formulated.

(g) Ventures. If, during the Term, Executive is engaged in or associated with the planning or implementing of projects, programs or ventures involving the Company and third parties, all rights in such projects, programs and ventures shall belong to the Company (or the third party, to the extent provided in any agreement between the Company and the third party). Except as formally approved by the Company, Executive shall not be entitled to any interest in such project, program or venture or to any commission, finder’s fee or other compensation in connection therewith other than the salary or other compensation to be paid to Executive as provided in this Agreement.

(h) Resignation on Termination. On termination of Executive’s employment, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any of its affiliates, unless otherwise requested by the Board.

7. Miscellaneous.

(a) Withholding Taxes. The Company may withhold from all salary, bonus or other benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

(b) Entire Agreement; Binding Effect. This Agreement sets forth the entire understanding between the parties as to the subject matter of this Agreement and supersedes all prior agreements, commitments, representations, writings and discussions between them (whether written or oral) on the subject matters herein, except for the Governing Documents. Neither of the parties shall be bound by any obligations, conditions, warranties or representations with respect to the subject matter of the foregoing except as expressly provided herein or therein or as duly set forth on or subsequent to the date hereof in a written instrument signed by the proper and fully authorized representative of the party to be bound hereby. This Agreement is binding on Executive and on the Company and their respective successors and assigns (whether by assignment, by operation of law or otherwise); provided that neither this Agreement nor any rights or obligations hereunder may be assigned by Executive or the Company without the prior written consent of the other party (except that the Company shall be entitled to assign this Agreement in connection with the sale of all or substantially all of the Company’s assets or stock, or a merger or consolidation in which the Company is not the surviving entity). The Governing Documents pertaining to equity awards and stock acquisitions shall not be affected by this Agreement and shall continue in full force and effect.

(c) Absence of Conflict. Executive represents and warrants that Executive’s employment by the Company as described herein will not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

(d) Voluntary Nature of Agreement; Legal Rights. Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive acknowledges that Executive has had the opportunity to consult with an attorney regarding the provisions of this Agreement and has either obtained such advice of counsel or knowingly waived the opportunity to seek such advice. Executive has carefully read this Agreement and has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.

(e) Waivers. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach.

(f) Notices. All notices, approvals, consents, requests or demands required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficiently given (i) upon delivery, if delivered by hand (ii) one business day after transmission, if sent by facsimile (confirmation received) or (iii) one business day after the business day of deposit with a reputable overnight courier for next business day delivery, freight prepaid (signature of receipt obtained). Notice in each case shall be addressed to the party entitled to receive such notice at the following address (or other such addresses as the parties may subsequently designate):

The Company:

Akebia Therapeutics, Inc.

Attn: President

9987 Carver Road, Suite 420

Cincinnati, Ohio 45242

Fax: 513.985.1920

With copies to Company counsel and the Chair of the Company’s Compensation Committed, as follows:

Thompson Hine LLP

312 Walnut Street, Suite 1400

Cincinnati, Ohio 45202

Attn: David J. Willbrand, Esq.

Fax: (513) 241-4771

Akebia Therapeutics, Inc.

Attn: Chair of Compensation Committee

9987 Carver Road, Suite 420

Cincinnati, Ohio 45242

Fax: 513.985.1920

Executive:

Robert Shalwitz, M.D.

2549 Bryden Rd

Bexley, OH 43209

(g) Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of Ohio as they apply to contracts entered into and wholly to be performed therein by residents thereof.

(h) Severability. Every provision of this Agreement is intended to be severable from every other provision of this Agreement. If any provision of this Agreement is held to be invalid, illegal or unenforceable, in whole or in part, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement; and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein except to the extent that such provision may be construed and modified so as to render it valid, lawful, and enforceable in a manner consistent with the intent of the parties to the extent compatible with the applicable law as it shall then appear.

(i) 409A Matters. This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended and the Treasury Regulations and other applicable guidance thereunder (“Section 409A”). To the extent that there is any ambiguity as to whether this Agreement (or any of its provisions) contravenes one or more requirements of Section 409A, such provision shall be interpreted and applied in a matter that does not result in a Section 409A violation. Without limiting the generality of the above:

(i) For clarity, the Severance Benefits are only payable upon a termination of the Executive’s employment that constitutes a “separation from service” as defined in Section 409A, or the Executive’s death.

(ii) The Severance Benefits shall be deemed to be series of separate payments, with each installment being treated as a separate payment.

(iii) The time and form of payment of any compensation may not be deferred or accelerated to the extent it would result in an impermissible acceleration or deferral under Section 409A.

(iv) To the extent this Agreement contains payments which are subject to Section 409A (as opposed to exempt from Section 409A), the Employee’s rights to such payments are not subject to assignment, anticipation, alienation, sale, transfer, pledge, encumbrance, attachment or garnishment and, where applicable, may only be transferred by will or the laws of descent and distribution.

(v) If the Employee is a “specified employee” (as defined in Section 409A) on the termination date and a delayed payment is required by Section 409A to avoid a prohibited distribution under Section 409A, then no Severance Benefits that constitute “nonqualified deferred compensation” under Section 409A shall be paid until the earlier of (i) the first day of the 7th month following the date of Employee’s “separation from service” as defined in Section 409A, or (ii) the date of Employee’s death. Upon the expiration of the applicable deferral period, all payments deferred under this clause shall be paid in a lump sum and any remaining severance benefits shall be paid per the schedule specified in this Agreement.

(j) Effect of Headings. The Section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

(k) Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

Signature Page Follows

Exhibit 10.10

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the year and date first written above.

AKEBIA THERAPEUTICS, INC.

By:	/s/ Joseph Gardner
Name:	Joseph Gardner
Title:	President and Chief Executive Officer

EXECUTIVE

/s/ Robert Shalwitz, M.D.
Robert Shalwitz, M.D.

[Signature page to Shalwitz’s Employment Agreement]